Exhibit 99.1

Concho Resources Inc. Reports Third-Quarter 2018 Results

Exceeds Production Guidance

Provides Outlook for 2019 and 2020

Announces Plan to Initiate Dividend

MIDLAND, Texas--(BUSINESS WIRE)--October 30, 2018--Concho Resources Inc. (NYSE: CXO) (the “Company” or “Concho”) today reported third-quarter 2018 results.

Highlights

  Achieved production of 287 MBoepd, exceeding the high end of the Company’s guidance range.
  Delivered crude oil production of 185 MBopd.
  Generated cash flow from operating activities greater than capital expenditures, excluding acquisitions, year-to-date.
  Recorded a net loss of $199 million, or $1.05 per diluted share. Adjusted net income totaled $269 million, or $1.42 per diluted share (non-GAAP).
  EBITDAX (non-GAAP) was $829 million.
  Completed the acquisition of RSP Permian, Inc.
  Provided 2019 and 2020 outlook for free cash flow, strong crude oil growth and improving corporate returns.
  Announced plans to initiate a regular quarterly dividend of $0.125 per share beginning in first-quarter 2019. The indicated annual rate of $0.50 per share underscores the Company’s commitment to sustainable, profitable growth and value creation.

Tim Leach, Chairman and Chief Executive Officer, commented, “Our strong third quarter results demonstrate Concho’s positive momentum following the acquisition of RSP Permian. We have been disciplined over the last several years – generating free cash flow, prudently growing oil production, reducing our cost structure and building for the future with accretive acquisitions and strategic portfolio management. These efforts position us well for the next stage of our company, which includes delivering high-margin oil growth and initiating a return-of-capital strategy to our shareholders. We are a growth company, and our platform for delivering growth, demonstrating the benefits of scale and enhancing shareholder value, has never been better.”

Third-Quarter 2018 Operations Summary

Production for third-quarter 2018 was 26 million barrels of oil equivalent (MMBoe), or an average of 287 thousand Boe per day (MBoepd). Average daily crude oil production for third-quarter 2018 totaled 185 thousand barrels per day (MBopd). Natural gas production for third-quarter 2018 totaled 612 million cubic feet per day (MMcfpd).

Concho completed the acquisition of RSP Permian, Inc. (RSP) on July 19, 2018. Following the RSP acquisition, which enhanced the Company’s assets in both the Midland Basin and the Delaware Basin, the Company simplified its asset structure, changing from four core operating areas to two – comprising the Midland Basin and the Delaware Basin, which includes the Northern Delaware Basin, Southern Delaware Basin and the New Mexico Shelf.

During third-quarter 2018, Concho averaged 31 rigs, and the Company is currently running 34 horizontal rigs, including 22 rigs in the Delaware Basin and 12 rigs in the Midland Basin. Additionally, Concho is currently utilizing 8 completion crews. The table below summarizes the Company’s drilling and completion activity on a gross basis during third-quarter 2018.

	Number of Wells Drilled	Number of Operated Wells Drilled	Number of Wells Completed	Number of Operated Wells Completed
Delaware Basin	85	54	75	51
Midland Basin	36	27	40	28
Total	121	81	115	79

Delaware Basin

In the Delaware Basin, excluding the New Mexico Shelf, Concho added 31 wells with at least 60 days of production as of the end of third-quarter 2018. The average 30-day and 60-day peak rates for these wells were 1,422 Boepd (73% oil) and 1,269 Boepd (73% oil), respectively, from an average lateral length of 6,685 feet.

Concho’s White Falcon project in Lea County, New Mexico, included seven wells with an average lateral length of 8,772 feet per well. The project, which targeted intervals in the 3rd Bone Spring and Wolfcamp A zones, produced average 30-day and 60-day peak rates of 1,804 Boepd (84% oil) and 1,566 Boepd (84% oil) per well, respectively.

Additionally, Concho recently completed the Hollywood & Iceman project in Reeves County, Texas. The project included eight wells with an average lateral length of 11,679 feet per well. The Hollywood and Iceman project, which targeted the 3rd Bone Spring and Wolfcamp A zones, produced an average 30-day peak rate of 1,765 Boepd (70% oil) per well.

Midland Basin

In the Midland Basin, Concho added 34 wells with at least 60 days of production as of the end of third-quarter 2018. The average 30-day and 60-day peak rates for these wells were 1,178 Boepd (86% oil) and 1,066 Boepd (85% oil), respectively, from an average lateral length of 9,686 feet.

Concho’s Windham B project included 10 wells with an average lateral length of 10,332 feet per well. The project, which targeted intervals in the Lower Spraberry, Wolfcamp A, Wolfcamp B and Wolfcamp C zones, produced average 30-day and 60-day peak rates of 1,238 Boepd (84% oil) and 1,162 Boepd (84% oil) per well, respectively.

Third-Quarter 2018 Financial Summary

Concho’s average realized price for crude oil and natural gas for third-quarter 2018, excluding the effect of commodity derivatives, was $56.38 per Bbl and $4.18 per Mcf, respectively, compared to $45.29 per Bbl and $3.18 per Mcf, respectively, for third-quarter 2017.

Net loss for third-quarter 2018 was $199 million, or $1.05 per diluted share, compared to net loss of $113 million, or $0.77 per diluted share, for third-quarter 2017. Adjusted net income (non-GAAP), which excludes non-cash and unusual items, for third-quarter 2018 was $269 million, or $1.42 per diluted share, compared with adjusted net income for third-quarter 2017 of $67 million, or $0.45 per diluted share.

EBITDAX (non-GAAP) for third-quarter 2018 totaled $829 million, compared to $458 million for third-quarter 2017.

Concho’s effective income tax rate for third-quarter 2018 was 26%, compared to 37% for third-quarter 2017, primarily due to the reduction of the U.S. federal statutory corporate income tax rate from 35% to 21%.

In the nine months ended September 30, 2018, cash flow from operating activities was approximately $1.9 billion, exceeding $1.7 billion in capital expenditures (additions to oil and natural gas properties).

Maintaining a Strong Financial Position

Concho maintains a strong financial position, with investment-grade ratings, a low leverage ratio and substantial liquidity.

As previously reported, during third-quarter 2018, Concho closed its offering of $1.6 billion aggregate principal amount of senior unsecured notes, consisting of $1.0 billion aggregate principal amount of 4.3% senior unsecured notes due 2028 and $600 million aggregate principal amount of 4.85% senior unsecured notes due 2048. The proceeds from the offering were used to redeem RSP’s 6.625% senior notes due 2022 and 5.25% senior notes due 2025 for approximately $1.2 billion, as well as repay a portion of the outstanding balance under RSP’s existing credit facility. Concho repaid the remaining balance under RSP’s credit facility with borrowings under Concho’s $2.0 billion credit facility.

At September 30, 2018, Concho had cash of $24 million and long-term debt of $4.1 billion, including $193 million of outstanding borrowings under its credit facility.

Outlook

2018

For full-year 2018, the Company updated it guidance for natural gas price realizations as a percent of NYMEX Henry Hub to 110%-120%; gathering, processing and transportation expense to $0.55-$0.65 per Boe; cash general and administrative expense to $2.30-$2.50 per Boe; and its income tax rate to 24%.

2019-2020

Concho has a track record of generating free cash flow and delivering strong production growth on both an absolute and per debt-adjusted share basis. The Company’s success is driven by its high-quality portfolio and efficient execution. Concho’s transition to manufacturing-style development – and the transition of RSP’s assets to manufacturing mode – enhances the Company’s ability to grow free cash flow, expand profitability, improve return on capital employed (ROCE) and initiate capital returns to shareholders.

Capital spending for 2019 is expected to be between $3.4 billion and $3.6 billion. During 2019, Concho expects to run an average of 34 rigs, increasing to approximately 38 rigs in 2020. In 2019, approximately 80% of capital will be allocated to large-scale projects, up from two-thirds of the Company’s capital directed to large-scale projects in 2018. Additionally, the Company’s average lateral length will trend significantly higher in 2019. The average lateral length for the program is expected to be approximately 9,700 feet, up more than 20% year over year. Oil production is expected to grow more than 25% from fourth-quarter 2018 to fourth-quarter 2019. Further, Concho’s planned activity level is expected to drive two-year crude oil and total production compound annual growth rates of 30% and 25%, respectively, from 2018 to 2020. Importantly, disciplined capital allocation and high-margin oil growth is expected to drive strong free cash flow generation and improving ROCE in 2019 and 2020.

The Company’s outlook for 2019 and 2020 excludes acquisitions and is subject to change without notice depending upon a number of factors, including commodity prices and industry conditions.

Capital Returns

Subject to declaration by the Board of Directors, the Company plans to initiate a quarterly dividend of $0.125 per share in the first quarter of 2019. The indicated annual rate of $0.50 per share underscores the Company’s outlook for strong free cash flow and its commitment to sustainable, profitable growth and value creation.

Commodity Derivatives Update

The Company’s commodity derivatives strategy is intended to manage its exposure to commodity price fluctuations. Please see the table under “Derivatives Information” below for detailed information about Concho’s current derivatives positions.

Conference Call

Concho will host a conference call tomorrow, October 31, 2018, at 8:00 AM CT (9:00 AM ET) to discuss third-quarter 2018 results. The telephone number and passcode to access the conference call are provided below:

Dial-in: (844) 263-8298
Intl. dial-in: (478) 219-0007
Participant Passcode: 3856276

To access the live webcast and view the related earnings presentation, visit Concho’s website at www.concho.com. The replay will also be available on the Company’s website under the “Investors” section.

Upcoming Conferences

The Company will present at the Bank of America Merrill Lynch Global Energy Conference on November 15, 2018 at 12:20 PM CT (1:20 PM ET). The presentation will be webcast and accessible on the Events & Presentations page under the Investors section of the Company’s website, www.concho.com.

About Concho Resources

Concho Resources (NYSE: CXO) is the largest unconventional shale producer in the Permian Basin, with operations focused on acquiring, exploring, developing, and producing oil and natural gas resources. Concho is at the forefront of applying advanced technology and large-scale development to safely and efficiently maximize resource recovery while delivering attractive, long-term economic returns. We are working today to deliver a better tomorrow for our shareholders, people and communities. For more information about Concho, visit www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements contained in this press release specifically include statements relating to benefits of the acquisition of RSP. The words “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “enable,” “foresee,” “plan,” “will,” “guidance,” “outlook,” “goal” or other similar expressions that convey the uncertainty of future events or outcomes are intended to identify forward-looking statements, which generally are not historical in nature. However, the absence of these words does not mean that the statements are not forward-looking. These statements are based on certain assumptions and analyses made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, current plans anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. The declaration and payment of any dividend described in this release remains fully subject to further approval by the Board of Directors, and no dividend has been declared or approved. These include the risk factors and other information discussed or referenced in the Company’s most recent Annual Report on Form 10-K and other filings with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Information on Concho’s website is not part of this press release.

Use of Non-GAAP Financial Measures

To supplement the presentation of the company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release contains certain financial measures that are not prepared in accordance with GAAP, including adjusted net income, adjusted net income per diluted share and EBITDAX.

See “Supplemental Non-GAAP Financial Measures” at the end of this press release for a description and reconciliation of each non-GAAP measure presented in this press release to the most directly comparable financial measure calculated in accordance with GAAP.

The release also contains the non-GAAP term free cash flow. Free cash flow is cash flow provided by operating activities in excess of exploration and development costs incurred. The company believes that free cash flow is useful to investors as it provides measures to compare cash provided by operating activities and exploration and development costs across periods on a consistent basis.

Additionally, return on capital employed, or ROCE, is a non-GAAP measure that is defined as net income plus after-tax interest expense divided by average stockholders’ equity plus average net debt.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	September 30,	December 31,
(in millions, except share and per share amounts)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$24	$-
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	520	331
Joint operations and other	387	212
Inventory	36	14
Prepaid costs and other	61	35
Total current assets	1,028	592
Property and equipment:
Oil and natural gas properties, successful efforts method	30,980	21,267
Accumulated depletion and depreciation	(9,362)	(8,460)
Total oil and natural gas properties, net	21,618	12,807
Other property and equipment, net	277	234
Total property and equipment, net	21,895	13,041
Deferred loan costs, net	11	13
Goodwill	2,246	-
Intangible assets, net	20	26
Other assets	10	60
Total assets	$25,210	$13,732
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$44	$43
Bank overdrafts	87	116
Revenue payable	283	183
Accrued drilling costs	548	330
Derivative instruments	547	277
Other current liabilities	367	216
Total current liabilities	1,876	1,165
Long-term debt	4,143	2,691
Deferred income taxes	1,431	687
Noncurrent derivative instruments	363	102
Asset retirement obligations and other long-term liabilities	165	172
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 201,268,321 and 149,324,849 shares issued at September 30, 2018 and December 31, 2017, respectively	-	-
Additional paid-in capital	14,749	7,142
Retained earnings	2,613	1,840
Treasury stock, at cost; 1,028,138 and 598,049 shares at September 30, 2018 and December 31, 2017, respectively	(130)	(67)
Total stockholders’ equity	17,232	8,915
Total liabilities and stockholders’ equity	$25,210	$13,732

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share amounts)	2018	2017	2018	2017

Operating revenues:
Oil sales	$957	$498	$2,545	$1,461
Natural gas sales	235	129	539	345
Total operating revenues	1,192	627	3,084	1,806
Operating costs and expenses:
Oil and natural gas production	156	106	416	293
Production and ad valorem taxes	89	48	229	140
Gathering, processing and transportation	16	-	36	-
Exploration and abandonments	10	7	36	42
Depreciation, depletion and amortization	406	284	1,033	848
Accretion of discount on asset retirement obligations	3	2	7	6
General and administrative (including non-cash stock-based compensation of $23 and $17 for the three months ended September 30, 2018 and 2017, respectively, and $58 and $43 for the nine months ended September 30, 2018 and 2017, respectively)	84	64	221	180
(Gain) loss on derivatives	625	206	793	(289)
(Gain) loss on disposition of assets, net	5	(13)	(719)	(667)
Transaction costs	23	-	39	2
Total operating costs and expenses	1,417	704	2,091	555
Income (loss) from operations	(225)	(77)	993	1,251
Other income (expense):
Interest expense	(46)	(39)	(103)	(118)
Loss on extinguishment of debt	-	(65)	-	(66)
Other, net	3	2	108	20
Total other income (expense)	(43)	(102)	5	(164)
Income (loss) before income taxes	(268)	(179)	998	1,087
Income tax (expense) benefit	69	66	(225)	(398)
Net income (loss)	$(199)	$(113)	$773	$689
Earnings per share:
Basic net income (loss)	$(1.05)	$(0.77)	$4.74	$4.64
Diluted net income (loss)	$(1.05)	$(0.77)	$4.74	$4.63

Concho Resources Inc.
Earnings per Share
Unaudited

Earnings per Share Unaudited

The Company uses the two-class method of calculating earnings per share because certain of the Company’s unvested share-based awards qualify as participating securities.

The Company’s basic earnings per share attributable to common stockholders is computed as (i) net income (loss) as reported, (ii) less participating basic earnings (iii) divided by weighted average basic common shares outstanding. The Company’s diluted earnings per share attributable to common stockholders is computed as (i) basic earnings attributable to common stockholders, (ii) plus reallocation of participating earnings (iii) divided by weighted average diluted common shares outstanding.

The following table reconciles the Company’s earnings from operations and earnings attributable to common stockholders to the basic and diluted earnings used to determine the Company’s earnings per share amounts for the three and nine months ended September 30, 2018 and 2017, respectively, under the two-class method:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2018	2017	2018	2017

Net income (loss) as reported	$(199)	$(113)	$773	$689
Participating basic earnings (a)	-	-	(6)	(5)
Basic earnings attributable to common stockholders	(199)	(113)	767	684
Reallocation of participating earnings	-	-	-	-
Diluted earnings attributable to common stockholders	$(199)	$(113)	$767	$684

(a) Unvested restricted stock awards represent participating securities because they participate in nonforfeitable dividends or distributions with the common equity holders of the Company. Participating earnings represent the distributed earnings of the Company attributable to the participating securities. Unvested restricted stock awards do not participate in undistributed net losses as they are not contractually obligated to do so.

The following table is a reconciliation of the basic weighted average common shares outstanding to diluted weighted average common shares outstanding for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2018	2017	2018	2017

Weighted average common shares outstanding:
Basic	188,953	147,557	161,605	147,233
Dilutive common stock options	-	-	-	4
Dilutive performance units	313	-	342	549
Diluted	189,266	147,557	161,947	147,786

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Nine Months Ended
	September 30,
(in millions)	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$773	$689
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,033	848
Accretion of discount on asset retirement obligations	7	6
Exploration and abandonments, including dry holes	20	29
Non-cash stock-based compensation expense	58	43
Deferred income taxes	225	392
Gain on disposition of assets, net	(719)	(667)
(Gain) loss on derivatives	793	(289)
Net settlements received from (paid on) derivatives	(238)	126
Loss on extinguishment of debt	-	66
Other	(94)	1
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(57)	(61)
Prepaid costs and other	(15)	(1)
Inventory	(12)	(1)
Accounts payable	(27)	7
Revenue payable	62	5
Other current liabilities	52	(8)
Net cash provided by operating activities	1,861	1,185
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and natural gas properties	(1,669)	(1,092)
Acquisitions of oil and natural gas properties	(105)	(866)
Additions to property, equipment and other assets	(53)	(34)
Proceeds from the disposition of assets	260	803
Direct transaction costs for disposition of assets	(3)	(18)
Distribution from equity method investment	148	-
Net cash used in investing activities	(1,422)	(1,207)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facility	2,408	473
Payments on credit facility	(2,537)	(105)
Issuance of senior notes, net	1,595	1,794
Repayments of senior notes	-	(2,150)
Repayments of RSP debt	(1,690)	-
Debt extinguishment costs	(83)	(63)
Payments for loan costs	(16)	(25)
Purchase of treasury stock	(63)	(23)
Increase (decrease) in bank overdrafts	(29)	68
Net cash used in financing activities	(415)	(31)
Net increase (decrease) in cash and cash equivalents	24	(53)
Cash and cash equivalents at beginning of period	-	53
Cash and cash equivalents at end of period	$24	$-
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock for business combinations	$7,549	$291

Concho Resources Inc.
Summary Production and Price Data
Unaudited

The following table sets forth summary information concerning production and operating data for the periods indicated. The actual historical data in this table excludes results from the RSP acquisition for periods prior to July 19, 2018.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Production and operating data:
Net production volumes:
Oil (MBbl)	16,979	11,000	42,947	31,527
Natural gas (MMcf)	56,348	40,626	148,633	116,241
Total (MBoe)	26,370	17,771	67,719	50,901

Average daily production volumes:
Oil (Bbl)	184,554	119,565	157,315	115,484
Natural gas (Mcf)	612,478	441,587	544,443	425,791
Total (Boe)	286,634	193,163	248,056	186,449

Average prices per unit:
Oil, without derivatives (Bbl)	$56.38	$45.29	$59.25	$46.34
Oil, with derivatives (Bbl) (a)	$53.67	$47.81	$53.55	$50.45
Natural gas, without derivatives (Mcf)	$4.18	$3.18	$3.63	$2.96
Natural gas, with derivatives (Mcf) (a)	$4.21	$3.22	$3.67	$2.94
Total, without derivatives (Boe)	$45.23	$35.29	$45.54	$35.47
Total, with derivatives (Boe) (a)	$43.56	$36.96	$42.02	$37.95

Operating costs and expenses per Boe: (b)
Oil and natural gas production	$5.93	$5.99	$6.15	$5.76
Production and ad valorem taxes	$3.37	$2.70	$3.38	$2.75
Gathering, processing and transportation	$0.60	$-	$0.53	$-
Depreciation, depletion and amortization	$15.43	$16.00	$15.27	$16.66
General and administrative	$3.13	$3.60	$3.26	$3.56

(a) Includes the effect of net cash receipts from (payments on) derivatives:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2018	2017	2018	2017

Net cash receipts from (payments on) derivatives:
Oil derivatives	$(46)	$28	$(245)	$129
Natural gas derivatives	2	2	7	(3)
Total	$(44)	$30	$(238)	$126

The presentation of average prices with derivatives is a result of including the net cash receipts from (payments on) commodity derivatives that are presented in our statements of cash flows. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

(b) Per Boe amounts calculated using dollars and volumes rounded to thousands.

Concho Resources Inc.
Costs Incurred
Unaudited

The table below provides the costs incurred for oil and natural gas producing activities for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2018	2017	2018	2017

Property acquisition costs:
Proved	$4,126	$162	$4,126	$301
Unproved	3,578	472	3,596	865
Exploration	481	252	1,059	725
Development	280	175	653	478
Total costs incurred for oil and natural gas properties	$8,465	$1,061	$9,434	$2,369

Concho Resources Inc.
Derivatives Information
Unaudited

The table below provides data associated with the Company’s derivatives at October 30, 2018, for the periods indicated.

		2019
	Fourth Quarter 2018	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total	2020

Oil Price Swaps: (a)
Volume (Bbl)	11,902,007	11,992,250	10,835,750	10,066,000	9,484,000	42,378,000	26,534,000
Price per Bbl	$56.86	$56.80	$56.40	$56.24	$56.12	$56.41	$58.44

Oil Three-Way Collars: (a)
Volume (Bbl)	1,227,000	-	-	-	-	-	-
Ceiling price per Bbl	$60.96	$-	$-	$-	$-	$-	$-
Floor price per Bbl	$48.00	$-	$-	$-	$-	$-	$-
Short put price per Bbl	$38.00	$-	$-	$-	$-	$-	$-

Oil Costless Collars: (a)
Volume (Bbl)	1,058,000	1,335,250	1,213,250	1,135,000	1,058,000	4,741,500	-
Ceiling price per Bbl	$60.11	$64.67	$64.00	$63.47	$62.95	$63.83	$-
Floor price per Bbl	$46.52	$56.46	$56.06	$55.74	$55.43	$55.96	$-

Oil Basis Swaps: (b)
Volume (Bbl)	10,517,000	11,730,000	11,419,500	10,994,000	10,533,000	44,676,500	34,770,000
Price per Bbl	$(0.77)	$(2.93)	$(3.02)	$(2.97)	$(3.07)	$(2.99)	$(0.82)

Natural Gas Price Swaps: (c)
Volume (MMBtu)	18,458,000	7,291,533	7,231,387	7,178,537	7,089,535	28,790,992	12,808,000
Price per MMBtu	$3.00	$2.82	$2.81	$2.81	$2.81	$2.81	$2.70

(a) The oil derivative contracts are settled based on the New York Mercantile Exchange (“NYMEX”) – West Texas Intermediate (“WTI”) monthly average futures price.
(b) The basis differential price is between Midland – WTI and Cushing – WTI. The majority of these contracts are settled on a calendar-month basis, while certain contracts assumed in connection with the RSP acquisition are settled on a trading-month basis.
(c) The natural gas derivative contracts are settled based on the NYMEX – Henry Hub last trading day futures price.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

The Company reports its financial results in accordance with the United States generally accepted accounting principles (GAAP). However, the Company believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of its peers and of prior periods. In addition, the Company believes these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.

Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Net Income per Diluted Share

The Company’s presentation of adjusted net income and adjusted net income per diluted share exclude the effect of certain items and are non-GAAP financial measures. Adjusted net income and adjusted net income per diluted share represent net income and diluted net income per share determined under GAAP without regard to certain non-cash and unusual items. The Company believes these measures provide useful information to analysts and investors for analysis of its operating results on a recurring, comparable basis from period to period. Adjusted net income and adjusted net income per diluted share should not be considered in isolation or as a substitute for net income or diluted net income per share as determined in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation from the GAAP measure of net income (loss) to adjusted net income (non-GAAP), both in total and on a per diluted share basis, for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share amounts)	2018	2017	2018	2017

Net income (loss) - as reported	$(199)	$(113)	$773	$689

Adjustments for certain non-cash and unusual items:
(Gain) loss on derivatives	625	206	793	(289)
Net cash receipts from (payments on) derivatives	(44)	30	(238)	126
Leasehold abandonments	6	-	20	24
Loss on extinguishment of debt	-	65	-	66
(Gain) loss on disposition of assets and other	5	(15)	(711)	(669)
Gain on equity method investment distribution	-	-	(103)	-
RSP transaction costs	23	-	33	-
Tax impact	(140)	(106)	47	274
Excess tax benefit	-	-	(3)	(6)
Change in state statutory effective income tax rate	(7)	-	(7)	-
Adjusted net income	$269	$67	$604	$215

Net income (loss) per diluted share - as reported	$(1.05)	$(0.77)	$4.74	$4.63

Adjustments for certain non-cash and unusual items per diluted share:
(Gain) loss on derivatives	3.29	1.40	4.85	(1.95)
Net cash receipts from (payments on) derivatives	(0.23)	0.20	(1.45)	0.85
Leasehold abandonments	0.03	-	0.12	0.16
Loss on extinguishment of debt	-	0.44	-	0.44
(Gain) loss on disposition of assets and other	0.03	(0.10)	(4.35)	(4.49)
Gain on equity method investment distribution	-	-	(0.63)	-
RSP transaction costs	0.12	-	0.20	-
Tax impact	(0.73)	(0.72)	0.28	1.84
Excess tax benefit	-	-	(0.02)	(0.04)
Change in state statutory effective income tax rate	(0.04)	-	(0.04)	-
Adjusted net income per diluted share	$1.42	$0.45	$3.70	$1.44

Adjusted earnings per share:
Basic net income	$1.42	$0.45	$3.71	$1.44
Diluted net income	$1.42	$0.45	$3.70	$1.44

Reconciliation of Net Income (Loss) to EBITDAX

EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income (loss) because of its wide acceptance by the investment community as a financial indicator.

The Company defines EBITDAX as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion of discount on asset retirement obligations expense, (4) non-cash stock-based compensation expense, (5) (gain) loss on derivatives, (6) net cash receipts from (payments on) derivatives, (7) (gain) loss on disposition of assets, net, (8) interest expense, (9) loss on extinguishment of debt, (10) gain on equity method investment distribution, (11) RSP transaction costs and (12) income tax expense (benefit). EBITDAX is not a measure of net income (loss) or cash flows as determined by GAAP.

The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income (loss) as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements. For example, EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of the GAAP measure of net income (loss) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2018	2017	2018	2017

Net income (loss)	$(199)	$(113)	$773	$689
Exploration and abandonments	10	7	36	42
Depreciation, depletion and amortization	406	284	1,033	848
Accretion of discount on asset retirement obligations	3	2	7	6
Non-cash stock-based compensation	23	17	58	43
(Gain) loss on derivatives	625	206	793	(289)
Net cash receipts from (payments on) derivatives	(44)	30	(238)	126
(Gain) loss on disposition of assets, net	5	(13)	(719)	(667)
Interest expense	46	39	103	118
Loss on extinguishment of debt	-	65	-	66
Gain on equity method investment distribution	-	-	(103)	-
RSP transaction costs	23	-	33	-
Income tax expense (benefit)	(69)	(66)	225	398
EBITDAX	$829	$458	$2,001	$1,380

CONTACT:
Concho Resources Inc.
Investor Relations:
Megan P. Hays, 432-685-2533
Vice President of Investor Relations and Public Affairs
or
Mary T. Starnes, 432-221-0477
Investor Relations Manager